UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Staples, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STAPLES, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2016

This Supplement relates to the Proxy Statement of Staples, Inc., a Delaware corporation, as previously filed by us and furnished to our shareholders in connection with the solicitation of proxies by our board of directors for the 2016 Annual Meeting of Shareholders.

The purpose of this Supplement is to provide updated information relating to a management transition announced on May 31, 2016. To the extent information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

Recent Management Transition

On May 30, 2016, Staples, Inc. and Ronald L. Sargent mutually agreed that Mr. Sargent will step down from the position of Chief Executive Officer of the Company effective upon completion of the 2016 Annual Meeting of Shareholders of the Company (the “Transition Date”) and will continue as an employee of the Company through the Company’s 2016 fiscal year ending on January 28, 2017 to assist in an orderly transition process.  Following the 2016 Annual Meeting, if re-elected to the Board of Directors, Mr. Sargent will continue to serve as a director and non-executive Chairman through January 28, 2017.

On May 30, 2016, the Company appointed Shira Goodman, currently President, North America Operations of the Company, as interim Chief Executive Officer of the Company, effective upon the completion of the 2016 Annual Meeting of Shareholders. Ms. Goodman, 55, has served as President, North American Operations since January 2016. Previously, she served as President, North American Commercial since February 2014, Executive Vice President of Global Growth since February 2012, Executive Vice President of Human Resources since March 2009, and Executive Vice President of Marketing since May 2001.  Prior to that, she served in various capacities since joining Staples in 1992, including Senior Vice President of Staples Direct, Senior Vice President of Brand Marketing, and Vice President of Contract & Commercial.

Robert E. Sulentic continues to serve as Independent Lead Director and to have the responsibilities described on page 11 of the Proxy Statement under the heading “Board Leadership Structure.”  The Board believes that the board leadership structure that will be in place between the Transition Date and January 28, 2017 (with Mr. Sargent as non-executive Chairman, Ms. Goodman as interim CEO and Mr. Sulentic as Independent Lead Director) will assure an appropriate level of management oversight and independence and assist in the orderly transition of the CEO position.

In connection with the above-described transition, the Company and Mr. Sargent entered into a letter agreement dated May 31, 2016 (the “Letter Agreement”) providing for certain cash payments and benefits to Mr. Sargent based substantially on the payments and benefits that would have been paid to Mr. Sargent as a result of a qualified termination under the Second Amended and Restated Severance Benefits Agreement dated March 7, 2006, as amended (the “Benefits Agreement”).

The Letter Agreement provides for the following cash payments and benefits:

•                  Continued salary and bonus opportunity, as currently in effect, for Mr. Sargent’s employment through January 28, 2017;

•                  Thereafter, monthly payments of $166,740 for 24 months; and

•                  Health insurance coverage for Mr. Sargent and his family until he reaches age 65; continued payment of the premiums for Mr. Sargent’s existing life insurance policy and long-term care insurance policy until Mr. Sargent reaches age 65, as required by the terms of the policies; and specified secretarial and tax preparation assistance.  The aggregate cost of these benefits to the Company is estimated to be $875,000.

The Letter Agreement provides, in accordance with the Benefits Agreement, that cash payments to be made under the Letter Agreement will be reduced if necessary so that the sum of all such cash payments does not exceed 2.99 times the sum of the Executive’s base salary plus target annual cash incentive award for fiscal 2016.

With respect to Mr. Sargent’s outstanding equity awards, the Letter Agreement confirms, in accordance with the existing terms of such equity awards, including Staples “Rule of 65” requirements (attainment of age 55 plus years of service to Staples is equal to or greater than 65), that:

•                  A pro rata portion (based on number of days employed during the applicable three-year performance period) of the 2014-15-16, 2015-16-17 and 2016-17-18 Performance Share Awards (PSAs) will be issued at the end of the applicable three-year period based on the Company’s achievement of the applicable performance metrics and application of the Total Shareholder Return (TSR) adjustment factor, which may increase or decrease by up to 25% the number of shares actually issued.  As previously disclosed, the Company achieved performance at 87.26% and 78.44% of target with respect to the tranches of such awards relating to 2014 and 2015 performance, respectively (prior to application of the TSR adjustment factor).  Depending on the extent to which the Company achieves the annual performance objectives for 2016 with respect to the 2014-15-16 and 2015-16-17 PSAs and the three-year objectives with respect to one-third of the 2016-17-18 PSA, the aggregate payout value of these PSAs, based on the closing price of Staples Common Stock on May 25, 2016, would range from $4,012,000 to $8,668,000 (prior to application of the TSR adjustment factor).  Mr. Sargent will not receive any shares with respect to portions of the PSAs granted with respect to 2017 or 2018 performance.

•                  The RSUs granted to Mr. Sargent in 2016 will terminate in full.

•                  All stock options held by the Executive will have fully vested prior to January 28, 2017, in accordance with the original terms of such options.

The Letter Agreement provides that Mr. Sargent will not be eligible to receive any further equity awards from the Company.

The Letter Agreement contains mutual releases, subject to customary exceptions, and provides that Mr. Sargent’s non-compete agreement shall remain in effect.

A complete copy of the Letter Agreement has been filed as Exhibit 99.1 to the Form 8-K filed by the Company on May 31, 2016.

Additional Information

The Company plans to hold the Annual Meeting as previously scheduled on June 14, 2016. There is no change to the proposals to be presented to shareholders for consideration at the Annual Meeting.

If you have already voted and do not wish to change your vote, you do not need to do anything.  Your vote will be tabulated as you previously instructed.  Any proxy may be changed or revoked by a shareholder at any time before it is exercised at the Annual Meeting by:

•                  Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting;

•                  Submitting a vote at a later time via the Internet or telephone;

•                  Attending the Annual Meeting and voting in person; or

•                  Delivering to our Corporate Secretary a written notice of revocation, provided such statement is received at or prior to the Annual Meeting.

If you are a beneficial owner and hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a legal proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

If you have any questions about our Proxy Statement, this Supplement or the Annual Meeting, or if you need assistance with the voting procedures, including casting or changing your vote, you should contact Staples Investor Relations department at investor@staples.com or by calling (800) 468-7751.

May 31, 2016